Exhibit 10.12

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of March 27, 2009 (the “Effective Date”), by and between AMERICAN CAPITAL, LTD., a Delaware corporation, formerly known as AMERICAN CAPITAL STRATEGIES, LTD. (the “Company”), and Malon Wilkus (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive is the Chairman, President and Chief Executive Officer of the Company;

WHEREAS, it is in the interests of the Company that the Executive’s service continue to be available to the Company; and

WHEREAS, the Company and the Executive entered into an Amended and Restated Employment Agreement dated as of March 28, 2003 (such date being the “Original Effective Date”), as amended and restated effective immediately prior to January 1, 2009 (such amended and restated agreement being the “Prior Agreement”); and

WHEREAS, the Company and the Executive wish to amend and restate the Prior Agreement in its entirety to make such changes as are provided herein.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree that the Prior Agreement is amended and restated in its entirety as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATIONS

1.1 Definitions

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the following terms shall have the following respective meanings:

“Base Salary” shall have the meaning specified in Section 3.1.

“Board of Directors” shall mean the Board of Directors of the Company.

“Change of Control” shall mean the occurrence of any of the following events: (i) any person or group of persons (as defined in Section 13(d) and 14(d) of the Exchange Act) together with its affiliates, excluding employee benefit plans of the Company, becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities; (ii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation or entity regardless of which entity is the survivor, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) at least 51% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iii) the stockholders of the Company approve a plan of complete liquidation or winding-up of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Compensation Committee” shall mean the Compensation and Corporate Governance Committee of the Board of Directors or such other entity as may be designated by the Board of Directors.

“Confidential Information” shall have the meaning specified in Section 5.1(a).

“Disability” shall mean a physical or mental condition of the Executive that, in the good faith judgment of not less than a majority of the Executive Committee, prevents the Executive from being able to perform the services required under this Agreement and that results in the Executive becoming eligible for long-term disability benefits (if such benefits are provided by the Company). If any dispute arises as to whether a Disability has occurred, or whether a Disability has ceased and the Executive is able to resume duties, then such dispute shall be referred to a licensed physician appointed by the president of the Medical Society or similar organization in Washington, D.C., at the request of either party. The Executive shall submit to such examinations and provide information as such physician may request and the determination of such physician as to the Executive’s physical or mental condition shall be binding and conclusive on the parties. The Company shall pay the cost of any such physician and examination.

“Dispute” shall have the meaning specified in Article VI.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Executive Committee” shall mean the Executive Committee of the Board of Directors or such other entity as may be designated for a particular function by the Board of Directors.

“Expiration Date” shall have the meaning specified in Section 2.2.

“Good Reason” shall mean any of the following:

(1) a material diminution of the Executive’s authority, duties or responsibilities with the Company;

(2) a material breach by the Company of any material provision of this Agreement;

(3) any material change in the geographic location at which the Executive must perform services (in this case, a material change means any location outside of the Washington, DC metropolitan area); or

(4) the occurrence of a Change of Control, provided that the Executive declares such as Good Reason within the two months preceding or the 18 months following the Change of Control.

The Executive must provide written notice to the Company within 90 days of the initial existence of a condition set forth in clauses (1) - (3) and the Company shall have 30 days after receipt of any such notice to remedy the condition. If the Company timely remedies such condition, such condition shall not constitute Good Reason. The Executive may not terminate the Executive’s employment hereunder for Good Reason more than six months after the initial existence of one (or more) of the conditions set forth in clauses (1) - (3) which constitutes Good Reason.

“Misconduct” shall mean one or more of the following:

(i) the willful and continued failure by the Executive to perform substantially the Executive’s duties described in Section 2.3 (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness) after two (2) written notices of such failure have been given to the Executive by the Company and the Executive has had a reasonable period (not to exceed 15 days from the second notice) to correct such failure;

(ii) the commission by the Executive of acts that are dishonest and demonstrably injurious to the Company (monetarily or otherwise) in any material respect; or

(iii) a material breach or violation by the Executive of (a) any material provision of this Agreement or (b) any material Company employment policy, including its Code of Ethics, that the Company will publish from time to time, which, if capable of being remedied, remains unremedied for more than 15 days after written notice thereof is given to the Executive by the Company.

For purposes of this definition, no act or failure to act on the Executive’s part shall be considered “Misconduct” if done or omitted to be done by the Executive in good faith and in the reasonable belief that such act or failure to act was in the best interest the Company or in furtherance of the Executive’s duties and responsibilities described in Section 2.3.

“Notice of Termination” shall mean a notice purporting to terminate the Executive’s employment in accordance with Section 4.1 or 4.2. Such notice shall specify the effective date of such termination, which date shall not be less than 30 (one (1) day in the case of a termination by the Company for Misconduct) or more than 60 days after the date such notice is given. If such termination is by the Company for Disability or Misconduct or by the Executive for Good Reason, such notice shall set forth in reasonable detail the reason for such termination and the facts and circumstances claimed to provide a basis therefor.

“Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a trust and an unincorporated organization.

“Target Incentive Payment Plan” shall have the meaning specified in Section 3.2.

“Term” shall have the meaning specified in Section 2.2.

“Termination Date” shall mean the effective date of the Executive’s termination of employment and shall be the date specified in a Notice of Termination delivered in accordance with this Agreement. If earlier, the date of the Executive’s death shall be the Termination Date.

1.2 Interpretations

(a) In this Agreement, unless a clear contrary intention appears, (i) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (ii) reference to any Article or Section, means such Article or Section hereof, (iii) the words “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term, and (iv) where any provision of this Agreement refers to action to be taken by either party, or which such party is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such party.

(b) The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

(c) References herein to a termination of employment shall be interpreted to mean a “separation from service” within the meaning of Section 409A of the Code.

ARTICLE 2

EMPLOYMENT: TERM, POSITIONS AND DUTIES, ETC.

2.1 Employment

The Company agrees to employ the Executive and the Executive agrees to accept employment with the Company, in each case on the terms and conditions set forth in this Agreement.

2.2 Term of Employment

Unless sooner terminated pursuant to Article IV, the term of the Executive’s employment under this Agreement (the “Term”) shall commence on the Original Effective Date and shall continue until the second anniversary of the Original Effective Date (the “Expiration Date”); provided, however, that on each anniversary of the Effective Date during the Term, the Expiration Date shall be reset to the date two years after such date unless either party has given written notice at least six (6) months in advance of such anniversary that such renewals are to cease.

2.3 Positions and Duties

(a) While employed hereunder, the Executive shall serve as the Chairman, President and Chief Executive Officer of the Company. As such, the Executive shall have the responsibilities and authorities designated to him by the By-laws of the Company and the Board of Directors.

(b) While employed hereunder, the Executive shall (i) report to the Board of Directors and (ii) observe and comply with all lawful policies, directions and instructions of the Board of Directors that are consistent with the foregoing provisions of this paragraph 2.3.

(c) While employed hereunder, the Executive shall (i) devote substantially all of the Executive’s business time, attention, skill and efforts to the faithful and efficient performance of the Executive’s duties hereunder and (ii) not accept employment with any Person other than with the Company. Notwithstanding the foregoing, the Executive may engage in the following activities so long as they do not interfere in any material respect with the performance of the Executive’s duties and responsibilities hereunder: (i) serve on corporate, civic, religious, educational or charitable boards or committees and (ii) manage the Executive’s personal investments.

(d) While employed hereunder, the Executive shall not knowingly prejudice, in any material respect, the reputation of the Company in the fields of business in which it is engaged or with the investment community or the public at large.

ARTICLE 3

COMPENSATION AND BENEFITS

3.1 Base Salary

(a) For services rendered by the Executive under this Agreement, the Company shall pay to the Executive an annual base salary (“Base Salary”) of $530,000 evenly paid twice a month or on such other schedule as salaried employees of the Company are generally and regularly compensated. Subject to paragraph (b) below, the Compensation Committee may adjust the amount of the Base Salary at any time as he or she may deem appropriate in his or her sole discretion.

(b) The amount of the Base Salary may not be decreased without the prior written approval of the Executive except that if the Compensation Committee increases the Base Salary as provided in the last sentence of paragraph (a) above, the Compensation Committee may thereafter decrease the Base Salary, provided that in no event shall any such decrease cause the Executive’s Base Salary to fall below $530,000.

3.2 Target Incentive Payment Plan

During the Term, the Company shall maintain and the Executive shall be entitled to participate in an annual incentive payment plan open to senior employees and certain other employees of the Company (the “Target Incentive Payment Plan”), which will provide for the payment of lump sum cash incentive payments to participants after the end of the calendar year to which such cash incentive payments relate (and in any event no later than March 15 of the year following the calendar year to which such cash incentive payments relate). Under the Target Incentive Payment Plan, the Executive will be eligible to earn a target incentive payment (the “Target Incentive Payment”) each year of not less than 230% of the Executive’s Base Salary for such year (the “Target Incentive Payment Amount”). Criteria for earning the Target Incentive Payment Amount will be established by the Compensation Committee based on the Company’s financial performance, the Executive’s contributions to the Company and other appropriate factors. The actual amount of the Target Incentive Payment earned will be based on the performance of the Company and the Executive against such criteria as well as other factors deemed relevant by the Compensation Committee; provided, however, that the Executive shall receive a Target Incentive Payment each year equal to not less than 5% of the maximum Target Incentive Payment. The establishment of such criteria and the necessary standards of performance for partial or full earning of the Target Incentive Payment Amount shall be at the sole discretion of the Compensation Committee.

3.3 Vacation

While employed hereunder, the Executive shall be entitled to vacation benefits in accordance with the vacation policy adopted by the Company from time to time for senior employees. Unless changed by the Compensation Committee in a manner generally applicable to senior employees of the Company, the Executive shall be entitled to four weeks of vacation per year. The Executive shall not be entitled to accumulate and carry over unused vacation time from year to year.

3.4 Other Benefits

The Executive shall be entitled to receive all employee benefits, fringe benefits and other perquisites that may be offered by the Company to its senior employees as a group, including, without limitation, participation by the Executive and, where applicable, the Executive’s dependents, in the various employee benefit plans or programs (including, without limitation, pension plans, profit sharing plans, stock plans, health plans, life insurance, parking and disability insurance) generally provided to senior employees of the Company, subject to meeting the eligibility requirements with respect to each of such benefit plans or programs. However, nothing in this Section 3.4 shall be deemed to prohibit the Company from making any changes in any of the plans, programs or benefits described herein, provided such changes apply to all similarly situated senior employees.

ARTICLE 4

TERMINATION OF EMPLOYMENT

4.1 Termination by the Executive

The Executive may, at any time prior to the Expiration Date, terminate the Executive’s employment hereunder for any reason by delivering a Notice of Termination to the Chairman of the Compensation Committee. Unless such termination is for Good Reason, upon such termination, the Executive shall be entitled only to those rights and payments payable under Section 4.3.

4.2 Termination by the Company

The Board of Directors may, at any time prior to the Expiration Date, terminate the Executive’s employment hereunder for any reason by delivering a Notice of Termination to the Executive.

4.3 Payment of Accrued Base Salary, Vacation Pay, etc.

(a) Promptly upon the Executive’s Termination Date in the event of the termination of the Executive’s employment for any reason (including death and Disability), and in no event later than 60 days following the Executive’s Termination Date, as applicable, the Company shall pay to the Executive (or the Executive’s estate) a lump sum amount equal to the sum of all (i) unpaid Base Salary earned hereunder prior to the Termination Date and (ii) unused vacation time accrued by the Executive as of the Termination Date in accordance with Section 3.4. All unpaid benefits earned or vested, as the case may be, by the Executive as of the Termination Date under any and all incentive or deferred compensation plans or programs of the Company shall be paid to the Executive in accordance with the terms of such plans or programs.

(b) A termination of the Executive’s employment in accordance with this Agreement shall not alter or impair any of the Executive’s accrued rights or benefits as of the Termination Date under any employee benefit plan or program maintained by the Company, in each case except as provided therein or in any written agreement entered into between the Company and the Executive pursuant thereto.

4.4 Additional Rights in Connection With Disability

In the event that the Company terminates the Executive by reason of Disability by delivering a Notice of Termination to the Executive, the Executive shall be entitled to the benefits and payments set forth in this Section 4.4:

(a) Base Salary and Target Incentive Payment.

(i) The Company shall pay to the Executive an amount equal to 24 months of Base Salary, at the rate in effect as of the Termination Date, in 24 substantially equal monthly installment payments beginning with the first calendar month which begins at least 60 days after the Termination Date. Such amount shall be reduced dollar for dollar by any “bona fide disability pay” (within the meaning of Treas. Reg. § 1.409A-1(a)(5)) payable to the Executive under any disability plan maintained by the Company to the extent permitted by Section 409A of the Code. Each monthly installment shall be treated as a separate payment for purposes of Section 409A of the Code.

(ii) The Executive shall be entitled to receive a prorated Target Incentive Payment for the calendar year in which the Executive’s Termination Date occurs, in an amount equal to the highest Target Incentive Payment that the Executive could have earned in such year multiplied by a fraction, the numerator of which is the number of days from the first day of such calendar year through the Executive’s Termination Date and the denominator of which is 365. This prorated Target Incentive Payment shall be paid in a single lump sum no later than March 15 of the calendar year following the calendar year in which the Termination Date occurs.

(iii) The Executive shall be entitled to receive an additional severance payment in an amount equal to 2 (the “Multiplier”) multiplied by the highest Target Incentive Payment that could have been earned by the Executive in the year in which the Termination Date occurred. This additional severance payment shall be paid in a single lump sum between January 1 and March 15 of the year following the calendar year in which the Termination Date occurs.

(b) Insurance Benefits, etc. The Company shall at all times during the 24 month period following the Termination Date (the “Benefits Continuation Period”) cause the Executive and the Executive’s eligible dependents to be covered by and to participate in all life, accidental death and dismemberment and health insurance plans that are offered to the senior employees of the Company (or to be covered by and participate in alternative arrangements that are substantially similar to such plans), to the fullest extent allowable under the terms thereof, and to the extent coverage under such plans does not violate Section 409A of the Code, so that the Executive will receive, at all times during the Benefits Continuation Period, substantially identical benefits under such plans or arrangements as the Executive would have been entitled to receive had the Executive remained a senior employee of the Company and the Executive’s costs for coverage under such plans or arrangements shall be not greater than if the Executive had remained a senior employee of the Company. For purposes of this Section 4.4(b): (i) the Company shall provide the required health insurance coverage through one or more third party insurance policies or shall pay or reimburse the Executive for the cost of individual health insurance coverage for the Executive and his eligible dependents, provided that such coverage shall in all events qualify as an “accident or health plan” under Sections 105 or 106 of the Code, and (ii) the life insurance coverage provided during one year shall not affect the life insurance coverage provided in any other year. In no event shall the Executive’s continuation period for purposes of Part 6 of Title I of the Executive Retirement Income Security Act of 1974, as amended (“COBRA”), begin prior to the end of the Executive’s receipt of the Continued Benefits (as defined herein). The Executive shall cooperate with the Company with respect to obtaining any individual coverage. The benefits provided by this Section 4.4(b) and 4.4(c) are herein referred to as the “Continued Benefits.”

(c) In the event that any life insurance coverage provided pursuant to Section 4.4(b) is required to be delayed pursuant to Section 4.7 hereof, the Executive shall be required to pay the full cost of such coverage during the six-month period immediately following the Executive’s Termination Date. In such case, on the first day of the seventh month following the Executive’s Termination Date, the Company shall pay to the Executive a lump sum cash payment equal to the amount paid by the Executive pursuant this paragraph 4.4(c). Beginning on the first day of the seventh month, for the remainder of the Benefits Continuation Period, and for any additional period set forth in Section 4.5 hereof, the Company shall resume paying the employer paid portion of the premium for the life insurance coverage so that the Executive’s costs for such life insurance coverage are not greater than if the Executive had remained a senior employee of the Company.

(d) Should the Executive’s Disability end during the pendency of the Benefits Continuation Period, the Company may discontinue the payments contemplated by this Section 4.4 if it offers to reemploy the Executive under the terms of this Agreement.

4.5 Additional Rights in Connection With Termination by the Executive with Good Reason or by the Company for Other than Misconduct or Disability

In the event that the Executive terminates the Executive’s employment with the Company pursuant to Section 4.1 for Good Reason or the Company terminates the Executive’s employment with the Company pursuant to Section 4.2 for other than Misconduct or Disability, the Executive shall be entitled to the payments and benefits set forth in this Section 4.5:

(a) Severance Payment and Target Incentive Payment.

(i) The Company shall pay to the Executive an amount equal to 24 months of Base Salary, at the highest rate in effect during the 24 months preceding the date of the Notice of Termination (the “Severance Computation Period”) in 24 substantially equal monthly installment payments beginning with the first calendar month which begins at least 60 days after the Termination Date. Each monthly installment shall be treated as a separate payment for purposes of Section 409A of the Code.

(ii) The Executive shall be entitled to receive a prorated Target Incentive Payment for the calendar year in which the Executive’s Termination Date occurs, in an amount equal to the highest Target Incentive Payment that the Executive could have earned in such year multiplied by a fraction, the numerator of which is the number of days from the first day of such calendar year through the Executive’s Termination Date and the denominator of which is 365. This prorated Target Incentive Payment shall be paid in a single lump sum no later than March 15 of the calendar year following the calendar year in which the Termination Date occurs.

(iii) The Executive shall be entitled to receive an additional severance payment in an amount equal to the Multiplier multiplied by the greater of: (A) the highest Target Incentive Payment that could have been earned for the calendar year in which the Termination Date occurred or (B) the highest Target Incentive Payment actually paid to the Executive for any of the three calendar years ending prior to the Termination Date. This additional severance payment shall be paid between January 1 and March 15 of the year following the calendar year in which the Termination Date occurs.

(b) Insurance Benefits, etc.

(i) The Executive shall receive the Continued Benefits for the Benefits Continuation Period.

(ii) In the event that the Executive does not satisfy the irrevocable release requirement of Section 4.5(d) hereof prior to the 60th day following the Executive’s Termination Date, the benefits continuation provided for by this Section 4.5 shall immediately terminate (with the exception of the Executive’s rights to elect COBRA continuation coverage, as required by law) as of immediately prior to such 60th day.

(c) Special Rule on Change of Control. In the event that a termination of employment subject to this Section 4.5 shall occur within the two months preceding or the 18 months following a Change of Control, (i) the Severance Computation Period in Section 4.5(a)(i) shall be 36 months, (ii) the Executive shall be entitled an additional payment in an amount equal to 12 times the amount of a single installment payment under 4.5(a)(i), which payment shall be paid in 12 equal monthly installment payments beginning with the first month after the last installment payment in 4.5(a)(i) is payable (each such installment shall be treated as a separate payment for purposes of Section 409A), (iii) the Multiplier in Section 4.5(a)(iii) shall be 3, and (iv) the Executive shall receive the Continued Benefits for an additional 12 months beginning immediately after the Continued Benefits provided under Section 4.5(b)(i).

(d) Release. Notwithstanding anything in this Section 4.5 to the contrary, as a condition to the receipt of any payment under this Section 4.5 (and as a condition to receiving the Continued Benefits under Section 4.5(b) hereof from and beyond the 60th day following the Executive’s Termination Date), the Executive must first execute and deliver to the Company, within 45 days following the Executive’s Termination Date, an effective release in the form set out in Exhibit 4.5(d) hereto, that becomes irrevocable prior to the 60th day following the Executive’s Termination Date, releasing the Company, its officers, Board of Directors, employees and agents from any and all claims and from any and all causes of action of any kind or character that the Executive may have arising out of the Executive’s employment with the Company or the termination of such employment, but excluding any claims and causes of action that the Executive may have arising under or based upon this Agreement.

4.6 Additional Rights in the Event of Death

In the event that the Executive’s employment is terminated as a result of the Executive’s death, the Executive’s estate or beneficiaries shall be entitled to the payments and benefits set forth in this Section 4.6:

(a) Target Incentive Payment. The Executive’s estate shall be entitled to receive a prorated Target Incentive Payment for the calendar year in which the Executive’s death occurs, equal to the highest Target Incentive Payment that the Executive could have earned in such year multiplied by a fraction, the numerator of which is the number of days from the first day of such calendar year through date of the Executive’s death and the denominator of which is 365. This prorated Target Incentive Payment shall be paid in a single lump sum no later than March 15 of the calendar year following the calendar year in which the Termination Date occurs.

(b) Insurance Benefits, etc. The Company shall pay the cost for dependents of the Executive for group insurance coverage that they are entitled to obtain from the Company following the Executive’s death pursuant to COBRA for a period equal to two months multiplied by the number of full years (not to exceed nine) during which the Executive was employed by the Company.

4.7 Specified Employees

(a) Notwithstanding anything to the contrary herein, if a payment or benefit under this Agreement is due to a “separation from service” for purposes of the rules under Treas. Reg. § 1.409A-3(i)(2) (payments to specified employees upon a separation from service) and the Executive is determined to be a “specified employee” (as determined under Treas. Reg. § 1.409A-1(i) and the related Company procedures), such payment shall, to the extent necessary to comply with the requirements of Section 409A of the Code, be made on the later of the date specified by the foregoing provisions of this Agreement or the date that is six months after the date of the Executive’s separation from service. Any installment payments that are delayed pursuant to this Section 4.7 shall be accumulated and paid in a lump sum on the first day of the seventh month following the date of the Executive’s Termination Date, and the remaining installment payments shall begin on such date in accordance with the schedule provided in this Agreement.

ARTICLE 5

CONFIDENTIAL INFORMATION AND NON-COMPETITION

5.1 Confidential Information

(a) The Executive recognizes that the services to be performed by the Executive hereunder are special, unique, and extraordinary and that, by reason of such employment with the Company, the Executive may acquire Confidential Information concerning the operation of the Company, the use or disclosure of which would cause the Company substantial loss and damages which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, the Executive agrees that the Executive will not (directly or indirectly) at any time, whether during or after the Executive’s employment hereunder, (i) knowingly use for an improper personal benefit any Confidential Information that the Executive may learn or has learned by reason of the Executive’s employment with the Company or (ii) disclose any such Confidential Information to any Person except (A) in the performance of the Executive’s obligations to the Company hereunder, (B) as required by applicable law, (C) in connection with the enforcement of the Executive’s rights under this Agreement, (D) in connection with any disagreement, dispute or litigation (pending or threatened) between the Executive and the Company or (E) with the prior written consent of the Board of Directors. As used herein, “Confidential Information” includes information with respect to the operation and performance of the Company, its investments, portfolio companies, products, services, facilities, product methods, research and development, trade secrets and other intellectual property, systems, patents and patent applications, procedures, manuals, confidential reports, product price lists, customer lists, financial information, business plans, prospects or opportunities (including, as applicable, all of the foregoing information regarding the Company’s past, current and prospective portfolio companies); provided, however, that such term, shall not include any information that (x) is or becomes generally known or available other than as a result of a disclosure by the Executive or (y) is or becomes known or available to the Executive on a nonconfidential basis from a source (other than the Company) that, to the Executive’s knowledge, is not prohibited from disclosing such information to the Executive by a legal, contractual, fiduciary or other obligation to the Company.

(b) The Executive confirms that all Confidential Information is the exclusive property of the Company. All business records, papers and documents kept or made by the Executive while employed by the Company relating to the business of the Company shall be and remain the property of the Company at all times. Upon the request of the Company at any time, the Executive shall promptly deliver to the Company, and shall retain no copies of, any written materials, records and documents made by the Executive or coming into the Executive’s possession while employed by the Company concerning the business or affairs of the Company other than personal materials, records and documents (including notes and correspondence) of the Executive not containing proprietary information relating to such business or affairs. Notwithstanding the foregoing, the Executive shall be permitted to retain copies of, or have access to, all such materials, records and documents relating to any disagreement, dispute or litigation (pending or threatened) between the Executive and the Company.

5.2 Non-Competition

(a) While employed hereunder and (i) if the Executive’s employment is terminated and the Executive is entitled to receive compensation and benefits under either Section 4.5, during the time the Executive is receiving payments pursuant to either Section 4.5(a)(i) or Section 4.5(c), if applicable, or (ii) if the Executives employment is otherwise terminated, for a period of one (1) year thereafter (such applicable period being the “Restricted Period”), the Executive shall not, unless the Executive receives the prior written consent of the Board of Directors, own a material interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, (A) any Person (x) that competes with the Company in investing or consulting with small and medium sized businesses in the United States with regard to change of control transactions in which the transaction utilizes employee stock ownership plans, or (y) that provides or proposes to provide services to or owns an investment in or proposes to make an investment in any Person that is a client of the Company as of the Termination Date or to which the Company has outstanding loans or in which the Company then has investments (including warrants or options), or (B) any potential customer of the Company with which the Company has discussed a client, loan or investment relationship within 12 months prior to, as applicable, the end of the Executive’s employment or the Termination Date.

(b) The Executive has carefully read and considered the provisions of this Section 5.2 and, having done so, agrees that the restrictions set forth in this Section 5.2 (including the Restricted Period, scope of activity to be restrained and the geographical scope) are fair and reasonable and are reasonably required for the protection of the interests of the Company, its officers, directors, employees, creditors and shareholders. The Executive understands that the restrictions contained in this Section 5.2 may limit the Executive’s ability to engage in a business similar to the Company’s business, but acknowledges that the Executive will receive sufficiently high remuneration and other benefits from the Company hereunder to justify such restrictions.

(c) During the Restricted Period, the Executive shall not, whether for the Executive’s own account or for the account of any other Person (excluding the Company), intentionally (i) solicit, endeavor to entice or induce any employee of the Company to terminate the Executive’s employment with the Company or accept employment with anyone else or (ii) interfere in a similar manner with the business of the Company.

(d) In the event that any provision of this Section 5.2 relating to the Restricted Period or the areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas such court deems reasonable and enforceable, the Restricted Period or areas of restriction deemed reasonable and enforceable by the court shall become and thereafter be the maximum time period and/or areas.

5.3 Injunctive Relief

The Executive acknowledges that a breach of any of the covenants contained in this Article V may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach, any payments remaining under the terms of this Agreement shall cease and the Company shall be entitled to obtain a temporary restraining order or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Article V or such other relief as may be required to specifically enforce any of the covenants contained in this Article V. The Executive agrees to and hereby does submit to in personam jurisdiction before each and every such court for that purpose.

ARTICLE 6

DISPUTE RESOLUTION

In the event a dispute shall arise between the parties as to whether the provisions of this Agreement have been complied with (a “Dispute”), the parties agree to resolve such Dispute in accordance with the following procedure:

(a) A meeting shall be held promptly between the parties, attended (in the case of the Company) by one or more individuals with decision-making authority regarding the Dispute, to attempt in good faith to negotiate a resolution of the Dispute.

(b) If, within 10 days after such meeting, the parties have not succeeded in negotiating a resolution of the Dispute, the parties agree to submit the Dispute to mediation in accordance with the Commercial Mediation Rules of the American Arbitration Association except that Disputes with regard to the existence of a Disability shall be resolved in accordance with the definition of the term “Disability” above.

(c) The parties will jointly appoint a mutually acceptable mediator, seeking assistance in such regard from the American Arbitration Association if they have been unable to agree upon such appointment within 10 days following the 10-day period referred to in clause (b) above.

(d) Upon appointment of the mediator, the parties agree to participate in good faith in the mediation and negotiations relating thereto for 15 days.

(e) If the parties are not successful in resolving the Dispute through mediation within such 15-day period, the parties agree that the Dispute shall be settled by arbitration in accordance with the Expedited Procedures of the Commercial Arbitration Rules of the American Arbitration Association.

(f) The fees and expenses of the mediator/arbitrators shall be borne solely by the non-prevailing party or, in the event there is no clear prevailing party, as the mediator/arbitrators deem appropriate.

(g) Except as provided above, each party shall pay its own costs and expenses (including, without limitation, attorneys’ fees) relating to any mediation/arbitration proceeding conducted under this Article VI.

(h) All mediation/arbitration conferences and hearings will be held in the greater Washington, D.C. area.

(i) In the event there is any disputed question of law involved in any arbitration proceeding, such as the proper legal interpretation of any provision of this Agreement, the arbitrators shall make separate and distinct findings of all facts material to the disputed question of law to be decided and, on the basis of the facts so found, express their conclusion of the question of law. The facts so found shall be conclusive and binding on the parties, but any legal conclusion reached by the arbitrators from such facts may be submitted by either party to a court of law for final determination by initiation of a civil action in the manner provided by law. Such action, to be valid, must be commenced within 20 days after receipt of the arbitrators’ decision. If no such civil action is commenced within such 20-day period, the legal conclusion reached by the arbitrators shall be conclusive and binding on the parties. Any such civil action shall be submitted, heard and determined solely on the basis of the facts found by the arbitrators. Neither of the parties shall, or shall be entitled to, submit any additional or different facts for consideration by the court. In the event any civil action is commenced under this paragraph (i), the party who prevails or substantially prevails (as determined by the court) in such civil action shall be entitled to recover from the other party all costs, expenses and reasonable attorneys’ fees incurred by the prevailing party in connection with such action and on appeal.

(j) Except as limited by paragraph (i) above, the parties agree that judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction. In the event legal proceedings are commenced to enforce the rights awarded in an arbitration proceeding, the party who prevails or substantially prevails in such legal proceeding shall be entitled to recover from the other party all costs, expenses and reasonable attorneys’ fees incurred by the prevailing party in connection with such legal proceeding and on appeal.

(k) Except as provided above, (i) no legal action may be brought by either party with respect to any Dispute and (ii) all Disputes shall be determined only in accordance with the procedures set forth above.

ARTICLE 7

MISCELLANEOUS

7.1 No Mitigation or Offset

The provisions of this Agreement are not intended to, nor shall they be construed to, require that the Executive mitigate the amount of any payment provided for in this Agreement by seeking or accepting other employment, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer or otherwise. Without limitation of the foregoing, the Company’s obligations to make the payments to the Executive required under this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive, except that the Company may deduct from any amount required to be reimbursed to the Company by the Executive under Article VI the amount of any payment which the Company is then required to make to the Executive hereunder.

7.2 Indemnification

Except as would not materially adversely affect the Executive’s right to indemnification from the Company, no provision of the Company’s Certificate of Incorporation or by-laws may be amended, modified or repealed.

7.3 Assignability

The obligations of the Executive hereunder are personal and may not be assigned or delegated by the Executive or transferred in any manner whatsoever, nor are such obligations subject to involuntary alienation, assignment or transfer. The Company shall have the right to assign this Agreement and to delegate all rights, duties and obligations hereunder as provided in Section 7.6.

7.4 Notices

All notices and all other communications provided for in the Agreement shall be in writing and addressed (i) if to the Company, at its principal office address or such other address as it may have designated by written notice to the Executive for purposes hereof, directed to the attention of the CEO with a copy to the Secretary of the Company and (ii) if to the Executive, at the Executive’s residence address on the records of the Company or to such other address as the Executive may have designated to the Company in writing for purposes hereof. Each such notice or other communication shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, except that any notice of change of address shall be effective only upon receipt.

7.5 Severability

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

7.6 Successors: Binding Agreement

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably acceptable to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement. As used herein, the term “Company” shall include any successor to its business and/or assets as aforesaid which executes and delivers the Agreement provided for in this Section 7.6 or which otherwise becomes bound by all terms and provisions of this Agreement by operation of law.

(b) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. If the Executive should die while any amounts would be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

7.7 Tax Matters.

The Company shall withhold from all payments hereunder all applicable taxes (federal, state or other) that it is required to withhold therefrom unless the Executive has otherwise paid (or made other arrangements satisfactory) to the Company the amount of such taxes.

7.8 Section 409A of the Code

This Agreement is intended to comply with the requirements of Code Section 409A (including the exceptions thereto), to the extent applicable, and the Company shall administer and interpret this Agreement in accordance with such requirements. Notwithstanding any other provision hereof, if any provision of this Agreement conflicts with the requirements of Code Section 409A, the requirements of Code Section 409A shall supersede any such provision.

In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on the Executive by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

7.9 Amendments and Waivers

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

7.10 Entire Agreement, Termination of Other Agreements

This Agreement is an integration of the parties’ agreement and no agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement.

7.11 Governing Law

THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MARYLAND, WITHOUT REGARD TO ITS CONFLICT OF LAWS PROVISIONS.

7.12 Counterparts

This Agreement may be executed in or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement on December 23, 2008.

AMERICAN CAPITAL, LTD.

By:	/s/ Samuel A. Flax
Samuel A. Flax, Executive Vice President and General Counsel

THE EXECUTIVE:

/s/ Malon Wilkus

EXHIBIT 4.5(d)

RELEASE AGREEMENT

THIS RELEASE AGREEMENT (the “Agreement”), is made as of the    day of             ,        , by and between AMERICAN CAPITAL, LTD., a Delaware corporation with its principal place of business at 2 Bethesda Metro Center, 14th Floor, Bethesda, Maryland (the “Corporation”), and, an individual (the “Executive”).

W I T N E S S E T H:

WHEREAS, the parties hereto are parties to a certain Amended and Restated Employment Agreement entered into as of immediately prior to January 1, 2009 (the “Employment Agreement”); and

WHEREAS, the execution and delivery of this Release Agreement as of the date hereof is a requirement of Section 4.5(d) thereof.

NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Mutual Release.

(a) The Executive, on his own behalf and on behalf of his heirs, representatives and assigns, hereby waives, releases, and forever and irrevocably discharges the Corporation, and its agents, attorneys, officers, directors, employees, successors and assigns (collectively, the “Corporation Released Parties”) from any and all obligations, debts, demands, claims and liabilities of every kind and nature, either in law or in equity, that the Executive may now have, may in the future have or may ever have had, against the Corporation Released Parties arising in any manner from or in any manner related, directly or indirectly, to the Executive’s service or employment as a director, officer and/or an employee of the Corporation including, without limitation, the circumstances relating to the termination thereof, except for such obligations as shall specifically survive the termination of the Executive’s employment under the terms of the Employment Agreement.

(b) The Corporation, on its own behalf and on behalf of its successors and assigns, hereby waives, releases, and forever and irrevocably discharges the Executive, and his agents, attorneys, heirs, representatives and assigns (collectively, the “Executive Released Parties”) from any and all obligations, debts, demands, claims and liabilities of every kind and nature, either in law or in equity, that the Corporation may now have, may in the future have or may ever have had against the Executive Released Parties arising in any manner from or in any manner related to, directly or indirectly, the Executive’s service or employment as a director, officer and/or an employee of the Corporation including, without limitation, the circumstances relating to the termination thereof, except for such obligations as shall specifically survive the termination of the Executive’s employment under the terms of the Employment Agreement.

2. Miscellaneous. This Agreement constitutes the entire agreement between the parties hereto with regard to the subject matter hereof and supersedes all prior negotiations,

representations and agreements, either written or oral, between them except for the Surviving Agreements. There are no conditions, agreements, or representations between the parties except those expressed herein. This Agreement may be altered, modified, amended, or repealed only by a duly executed written instrument signed by the parties hereto. This Agreement shall be governed by the law of the State of Maryland, without giving effect to the conflicts of laws provisions thereof. Each party binds himself or itself and his or its heirs, successors, legal representatives and assigns in respect to all covenants and agreements contained herein. Except as specifically contemplated herein, nothing herein shall be construed as giving any right or benefit hereunder to anyone other than the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first hereinabove written.

WITNESS:	THE EXECUTIVE:

(Seal)

AMERICAN CAPITAL, LTD. A Delaware Corporation

By:
	Name:	(Seal)
Title

Ex. 4.5(d) - 19